Ferro Corporation

Board of Directors

Guidelines for Determining
Director Independence

A.	Generally

1.	The Board recognizes the unique and vital role independent Directors play in the proper governance of the Corporation.

2.	Accordingly, the Board has adopted these Guidelines to assist in its evaluation of and determination as to the independence of members of the Board.

B.	Guidelines

Absent clear and compelling evidence to the contrary, the Board will generally be guided by the following:

1.	No Director who is employed, or has within the past ten years been employed, by the Corporation will be deemed to be independent.

2.	No Director whose immediate family member is employed, or has within the past ten years been employed, by the Corporation as an executive officer will be deemed to be independent.

3	No Director who has received $100,000 per year or more in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), from the Corporation within the past five years will be deemed to be independent.

4.	No Director whose immediate family member has received $100,000 per year or more in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), from the Corporation within the past five years will be deemed to be independent.

5.	No Director who is affiliated with or employed by, or has within the past five years been affiliated with or employed by, the Corporation’s external auditors or has been an internal auditor of the Corporation will be deemed to be independent.

6.	No Director whose immediate family member is affiliated with or employed in a professional capacity by, or has within the past five years been affiliated with or employed in a professional capacity by, the Corporation’s external auditors or has been an internal auditor of the Corporation will be deemed to be independent.

7.	No Director who is employed, or has within the past five years been employed, as an executive officer of a company on which an executive officer of the Corporation then served as a member of such company’s compensation committee will be deemed to be independent.

8.	No Director whose immediate family member is employed, or has within the past five years been employed, as an executive officer of a company on which an executive officer of the Corporation then served as a member of such company’s compensation committee will be deemed to be independent.

9.	No Director who is an executive officer or an employee of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be deemed independent until three years after falling below such threshold.

10.	No Director whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be deemed independent until three years after falling below such threshold.

11.	No Director who, or whose immediate family member, has any other professional, personal, family or other relationship that, in the judgment of the Board, will or might affect adversely the independent exercise of the Director’s business judgment for the benefit of the Corporation will be deemed to be independent.

C.	Due Diligence Process

1.	Annually, each Director will be requested to respond to a questionnaire that elicits information concerning the Director’s –

a.	Principal employment, professional affiliations and directorships,

b.	Other financial, business, family or professional interests that are or might be deemed to be a material conflicting interest, and

c.	Other personal interests or relationships that will or might affect adversely the independent exercise of the Director’s business judgment for the benefit of the Corporation.

2.	Based on the responses received to such questionnaires and such other due diligence as that Committee deems appropriate, annually the Governance, Nomination & Compensation Committee will review and report to the Board all relationships that are or could be deemed to constitute a material conflicting relationship or that otherwise renders a Director as not independent.

3.	Based on the report of the Governance, Nomination & Compensation Committee and such other due diligence as the Board deems appropriate, annually the Board will determine (in each case with the recusal of the affected Director) whether each Director is or is not independent.

4.	Notwithstanding such due diligence by the Corporation, it remains a Director’s personal responsibility to advise the chair of the Governance, Nomination & Compensation committee on a timely basis if and when circumstances arise that could affect the Board’s annual determination of that Director’s independence.

D.	Definitions

1.	As used in these Guidelines, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

2.	When applying these Guidelines to past periods, however, the Board may choose to disregard individuals who are no longer immediate family members (as defined above) due to legal separation or divorce, or those who have died or become incapacitated.

3.	In addition, references above to “company” are intended to include any parent or subsidiary in a consolidated group with a particular company.